Make sure records are in place and calves are identified Preparing Calves for Age Verification By Brian Bertelsen, Director of Field Operations

August 27th marked the seventh full year of operations for U.S. Premium Beef. Fiscal 2005 was another dynamic year for our company and the industry as a whole. While the lingering industry-wide effects of the discovery of BSE in the United States dominated market forces, this was a year where USPB accomplished many objectives. In fiscal 2005, we successfully completed the Dodge City expansion, grew our value-added programs and introduced an age verification program in preparation for a resumption of trade with Japan and other international markets.

    Staying focused in our mission to link consumers with the producer members of USPB remains the driving force behind our success. While there was limited export market potential in fiscal 2005, USPB and NBP took advantage of numerous opportunities to introduce, inform and educate our retail customers and consumers as to the value of our unique integrated system. Those included providing ranch, feedlot and plant tours to some of our Japanese customers to help them understand our ability to age and source verify cattle for their markets.

     USPB grid premiums were especially impressive given the fact that the USDA Choice/Select spread was less than half the average spread in fiscal 2004.

    While at times, market conditions did not provide the economic incentives to feed cattle to the optimum carcass endpoint this past year, USPB members delivered cattle of similar quality to fiscal 2004 and earned $16.73 per head in grid premiums during fiscal 2005. This is particularly impressive given the fact that the Choice/Select spread was less than half the average spread in fiscal 2004. You can read more about cattle performance on page two.

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Weaning time is here and the fall calf run is just around the corner. Consequently, many producers have questions about what will be required to capture premiums for Age Verification (AV). For USPB members who will be selling, purchasing, or retaining calves this fall, here are some suggestions to help ensure that those calves remain eligible based on current USDA requirements which are subject to change. First, birth records must be documented. Either individual birth dates for every calf or calving date ranges (date of first and last calf born in the group or herd) are acceptable methods of proof. Next, all calves must be identified before they leave the ranch of origin, either

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Annual Meeting Set for Nov. 30

Mark November 30 on your calendar and plan on attending U.S. Premium Beef’s annual meeting which will be held in Wichita, KS at the Century II Convention Center.

     USPB members will hear a report from management on the company’s financial as well as cattle performance during fiscal 2005 which was the company’s first year of operations as a limited liability company. In addition, members will hear from National Beef management on NBP’s fiscal 2005 results.

     USPB will also conduct Board of Director elections for two Odd Slot deliverer positions. Those seats are currently held by Kelly Giles and John Adams. Both members have indicated they will seek re-election for another three year term.

     Watch for a complete U.S. Premium Beef annual meeting agenda and registration form in your October UPDATE. ♦

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

Yield premium was second highest on record

A Summary of Fiscal 2005 Grid Performance

By Brian Bertelsen, Director of Field Operations

Fiscal year 2005 was another strong year for U.S. Premium Beef grid performance. Yield benefit, or premium, per head was the second highest in USPB’s eight year history. Even though Choice/Select spreads were low, the USPB Base grid rewarded members with the fourth highest overall premium on record. Across all cattle, the top 25% earned the second highest overall premium in USPB history. In addition, the USPB Market grid was introduced to enable members to capture premiums on different cattle types.

     The USPB Benchmark Performance Table on the opposite page compares cattle performance during the company’s four most recent fiscal years as well as the most recent four weeks of deliveries.

     Table 1 lists the premium breakdown for the last three fiscal years. Yield Premium averaged $10.26 per head for all cattle which was significantly higher than the previous year and the second highest in the company’s history. This means that, on average, members generated more value by selling cattle on a carcass weight basis at a carcass price than if they would have sold their cattle on a live weight basis at a live price.

Yield Premium, which averaged $10.26 per head in fiscal 2005, was the second highest in the company’s history.

     This occurred during a year of low yields, or dressing percent, across the industry due, in part, to muddy winter weather conditions and a strong cash market driven by low cattle numbers. The actual yield of all USPB cattle was the second lowest in the company’s eight year history second only to its inaugural year. However, USPB yields compared to the yield of cash purchased cattle that make up plant averages, was the largest on record.

     Percent Choice and higher was identical to the previous year. Relative to the industry, USPB cattle maintained their superior level of marbling. For the last three years, USPB carcasses have averaged approximately 13% more Choice and Prime than all carcasses graded by USDA in Kansas processing plants.

     However, as mentioned, the Choice/Select spread during fiscal 2005 was approximately 50% lower than the previous year which was record average spread. The fiscal 2005 spread was also the third lowest in the last eight years. As a result, the premiums paid on the grids were significantly lower than the previous year.

     Spreads during fiscal 2004 were bolstered by record-high values of as much as $30/cwt during the first quarter. Exactly one year after those records were set, the spread was less than $5/cwt! Spring spreads were also lower than the previous year but were more similar to historical averages.

    Prime premiums used to calculate the grids were actually the second highest; however, they were also 40% lower than the record high set just a year before. Likewise, CAB premiums in the marketplace were consistently low throughout the year.

     The overall percentage of USPB cattle qualifying for NBP’s National Angus Beef (NAB) brand, increased to record levels for the fourth consecutive year.

Table 1. Premium Breakdown

	Fiscal	Fiscal	Fiscal
	2003	2004	2005

Quality Grade	$18.59	$22.59	$12.55
Yield	$6.10	$6.52	$10.26
Yield Grade	-$6.50	-$6.04	-$5.35
Outweights	-$2.33	-$1.79	-$2.31
Hide Premium	$0.03	NA	NA
Age/Source	NA	NA	$0.30
Steer/Heifer	NA	NA	$1.28
Overall Prem.	$15.89	$21.28	$16.73
Top 75% Prem.	$25.32	$32.81	$25.84
Top 50% Prem.	$33.48	$43.83	$33.93
Top 25% Prem.	$45.30	$61.62	$45.92

     Overall, grid premiums averaged $16.73 per head which was down from the previous year’s second highest overall average, but higher than fiscal 2003.

     For the eighth year in a row, members delivered a record percentage of black-hided cattle—over 73% of USPB cattle.

     The percentage of Yield Grade 4 and 5 carcasses increased over the previous year. However, USPB’s rate of increase was actually less than half that of the industry as a whole. As a result, the overall discount on the grid was less than a year ago because discounts are calculated relative to plant averages. Market grid cattle also aided in decreasing the overall percentage of USPB Yield Grade 4 carcasses as well. This marks the second year in a row of decreasing Yield Grade discounts.

USPB BENCHMARK PERFORMANCE TABLE

	Fiscal 2002	Fiscal 2003	Fiscal 2004	Fiscal 2005	Last 4 Weeks (Aug.7-Sept. 3)
Numbers in Percent
	All	All	All	All	Base	Market
In Weight	713	724	716	723	739	724
Days Fed	165	156	158	159	155	167
Live Weight	1239	1241	1224	1243	1250	1234
Carcass Weight	796	791	779	791	801	795
Yield %	64.22	63.74	63.68	63.66	64.09	64.46
Prime %	5.17	3.42	2.69	2.67	2.21	0.74
Choice/better %	65.46	64.12	60.29	60.29	55.97	43.48
CAB %	16.01	14.29	11.41	11.31	10.34	4.11
NAB %	5.73	5.98	6.03	6.27	6.70	2.63
Ungraded %	2.83	3.03	3.07	2.55	3.06	6.15
Hard Bone %	0.57	0.64	0.63	0.48	0.29	0.51
YG1%	7.72	5.76	5.81	7.70	7.40	16.51
YG2%	37.21	31.16	32.80	34.56	32.74	39.82
YG3%	46.25	51.42	50.52	45.47	44.36	32.63
YG4%	8.01	10.64	9.90	11.06	13.71	9.51
YG5%	0.81	1.02	0.97	1.21	1.79	1.53
Lightweight %	0.47	0.55	0.73	0.51	0.30	0.18
Heavyweight %	1.42	1.29	0.79	1.30	1.55	2.08
Premium	$22.39	$15.89	$21.28	$16.73	$13.93	$5.78
CH/SE spread	$6.07	$8.71	$13.73	$6.82	$6.68	$6.68
Black-hided %	65.38	69.36	71.14	73.18	72.74	47.26

     Outweight discounts increased over fiscal 2004 levels, yet this was only $0.52 per head greater than last year. This increase can be attributed to the third heaviest placement weight and the third longest days on feed averages in the company’s history. Much of the increase occurred in the first quarter when the entire industry was experiencing higher levels of heavyweight carcasses.

     In summary, marketing cattle on USPB’s grids works, and now for a wider variety of cattle types, even during times of lower spreads when market access is of little concern due to lower cattle numbers and high live cattle prices. Next month we will discuss the differences between cattle marketed on the Base and the Market grids during fiscal 2005.

     A detailed overview of all grid performance will be conducted at the USPB annual meeting in Wichita. Until then, if you have questions regarding your carcass grid performance please call me toll free at 866-877-2525. ♦

Members are invited to participate and earn rewards

ID Pilot Study Update

USPB is participating in a study funded by the USDA as a pilot project for the National Animal Identification System (NAIS). Other participants include National Beef (NBP), National Carriers (NC), Kansas State University, Kansas Animal Health Department (KAHD), and Digital Angel.

     The primary goal of the project is to encourage producers to register their premises with their state animal health official. Use of Premise ID Numbers (PIN) will be the first stage of implementing NAIS. A PIN identifies a beef operation such as a ranch, feedlot or packing plant.

     Another goal of the project is to test the use of using electronic ID (EID) tag readers on commercial livestock trailers to read EID tags as cattle are loaded and unloaded. The reader is part of a device that collects the EID tag numbers and the PIN is entered by the driver. Then the driver can send that information by satellite transmission to document exactly when and where specific animals were loaded and unloaded.

     Readers are currently being installed on some of National Carriers' trucks. Negotiations are underway with other trucking companies that will also be equipped with a limited number of readers.

     USPB is currently seeking members that will have EID tagged feeder cattle to be transported by commercial trucks to feedlots or fed cattle with EID tags shipping to NBP. Members must obtain a PIN in order to participate.

     For those members who participate and have their cattle hauled with an equipped truck, the pilot project will compensate the producer approximately $1.50 per animal. This may mean that only one or two loads might qualify from a multiple-load group. Producer payments will be distributed from the KAHD.

     Please note on Form B, when scheduling fed cattle for delivery to USPB, if cattle have EID tags. USPB encourages all members to contact their state animal health official to request a PIN. There is no charge and it only takes a few minutes to apply.

     All USPB members who are interested in participating in the ID Pilot Study or are considering using EID tags for fall or winter placements are encouraged to call Brian Bertelsen, Director of Field Operations at 866-877-2525. ♦

USPB Extends EID Rebate

USPB has extended its electronic identification tag rebate through the end of calendar 2006. Members marketing cattle through USPB with EID tags of any brand can receive a rebate of $1 per tag by sending their USPB grade detail reports back to USPB within 90 days from the cattle delivery date. ♦

USPB Perspective… continued on page 1	Preparing this fall’s calves… continued on page 1

     In total, USPB members delivered cattle against 87% of their Class A units, which was only 3% below the 90% delivery threshold required during fiscal 2005. Non-unitholders again leased more shares during fiscal 2005 than in fiscal 2004 and were rewarded for doing so—averaging more than $20 per head in grid premiums on their cattle.

     USPB combined Class A and B units again increased in value during fiscal 2005. In arms length or non-conditional transactions, over 18,000 units were sold during the year at an average price of $168.76. That is a 5.8% increase in value over the average fiscal 2004 sale price. Most recently, sales during the last month have averaged $164.61 per combined unit which is above the average share sale price of $159.45 during fiscal 2004.

     With conditions that reduced market access concerns in fiscal 2005, it is easy to take for granted the guaranteed market access USPB provides. However, USPB’s fundamental benefits—quality-based grid premiums, solid return on investment and individual carcass data— continue to be the focus of both our members and the company.

     I encourage you to attend our annual meeting on November 30 to learn more about fiscal 2005 performance. ♦

Choice/Select Spread Widens

Since bottoming in late June, the USDA Choice/Select spread has widened similar to the five-year average fall increase and contra seasonal to last year’s spread. ♦

individually, or as a group with brands, individual tags or a group/lot ear tag. It is helpful if tags have a unique identifier such as ranch name, ranch brand or logo on them. This helps distinguish the calves from other ranches more clearly. Every animal could have the same tag with the producer’s name and a group/lot number, for example. The ranch of origin should make accurate, detailed notes of the identification method such as numbering on the tags, colors, etc. The total number of animals should be accurately noted as well.

     When calves are transferred to a new location, entries will need to be made on NBP’s Chain of Custody Document (L100). Producer records include a description of how calves are identified (brands, tags, etc.), the number of head, the shipment date and destination of each transfer of the calves. All records and documentation must be kept for three years.

     After the calves are transferred to a new location, such as a backgrounding yard or a feedlot, it is highly recommended that a unique lot tag be used for each group of calves from a source. Unique lot tags help assure that records and documents are accurately linked with the right cattle. Original ranch tags can be kept in the ear. Whenever identification tags or location (including pen number) of the cattle changes, accurate records must be kept.

     Before AV cattle can be delivered to NBP, the feedlot must first go through on site training and then be approved by NBP. Feedlots that want to deliver cattle through the AV program are encouraged to request training well before the cattle are delivered to allow adequate time for AV training.

Companies Partner With Outback Steak-house to Aid Hurricane Relief Workers

U.S. Premium Beef, National Beef Packing Co., National Carriers and Kansas City Steak Company have joined forces to provide and transport beef products to Outback Steakhouse which is then preparing and serving hot meals to relief workers in the Gulf Coast region affected by Hurricane Katrina. These companies provided similar donations and meals to relief workers and those affected by the terrorist attacks on September 11, 2001. ♦

U.S. Premium Beef, LLC P.O. Box 20103 Kansas City, MO 64195 ADDRESS SERVICE REQUESTED